Exhibit 99.1

Semler Scientific Reports Second Quarter and First Half of 2023 Financial Results

2023 Q2 highlights:

●Revenue was $18.6 million, an increase of 25% compared to the corresponding period of 2022
●Net income was $5.9 million, an increase of 44% compared to the corresponding period of 2022
●Cash, cash equivalents and short-term investments of $51.8 million

Santa Clara, CA – August 10, 2023 – Semler Scientific, Inc. (Nasdaq: SMLR), a company that develops, manufactures and markets innovative medical products and services that assist in evaluating and treating chronic diseases, today reported financial results for the three and six months ended June 30, 2023.

“We are pleased to report once again record quarterly revenues and pre-tax net income predominately from sales of QuantaFlo® for peripheral arterial disease testing,” said Doug Murphy-Chutorian, MD, chief executive officer of Semler Scientific. “We are encouraged by our results year to date and are highly focused on developing our business in heart dysfunction.”

FINANCIAL RESULTS

For the quarter ended June 30, 2023, compared to the corresponding period of 2022, Semler Scientific reported:

●	Revenue of $18.6 million, an increase of $3.8 million, or 25%, compared to $14.8 million.
o	Fixed fee software license revenues were $9.6 million, an increase of $1.1 million, or 13%, compared to $8.5 million.
o	Variable fee software license revenues were $8.4 million, an increase of $2.4 million, or 39%, compared to $6.0 million.
o	Sales of other products were $0.6 million, an increase of $0.3 million, or 128%, compared to $0.3 million.
●	Cost of revenues of $1.2 million, an increase of $0.2 million, or 27%, compared to $1.0 million. As a percentage of revenues, cost of revenues was unchanged at 7%.
●	Total operating expenses of $11.4 million, which includes cost of revenues, an increase of $1.8 million, or 18%, compared to $9.6 million. As a percentage of revenues, operating expenses decreased to 61% compared to 65%.
●	Pre-tax net income of $7.7 million, an increase of $2.5 million, or 48%, compared to $5.2 million.
●	Income tax expense of $1.8 million, or an effective tax rate of 23%, compared to $1.1 million, or an effective tax rate of 22%.
●	Net income of $5.9 million, or $0.88 per basic share and $0.75 per diluted share, an increase of $1.8 million, or 44%, compared to $4.1 million, or $0.60 per basic share and $0.51 per diluted share.

Semler Scientific’s two largest customers (including their affiliates) comprised 37% and 34% of second quarter revenues in 2023.

For the six months ended June 30, 2023, compared to the corresponding period of 2022, Semler Scientific reported:

●	Revenues of $36.8, an increase of $8.0 million, or 28%, compared to $28.8 million.
o	Fixed fee software license revenues were $18.9 million, an increase of $2.5 million, or 15%, compared to $16.4 million.
o	Variable fee software license revenues were $16.9 million, an increase of $5.0 million, or 43% compared to $11.9 million.
o	Sales of other products were $1.0 million, an increase of $0.4 million, or 72%, compared to $0.6 million.
●	Cost of revenues of $2.5 million, an increase of $0.5 million, or 29%, compared to $2.0 million. As a percentage of revenues, cost of revenues was flat at 7%.
●	Total operating expenses, which includes cost of revenues, of $23.4 million, an increase of $3.7 million, or 19%, compared to $19.7 million. As a percentage of revenues, operating expenses decreased to 64%, compared to 68%.
●	Pre-tax net income of $14.3 million, an increase of $5.2 million, or 57%, compared to $9.1 million.
●	Income tax expense of $3.5 million, or an effective tax rate of 24% compared to $1.7 million, or an effective tax rate of 19%.
●	Net income of $10.8 million, or $1.62 per basic share and $1.38 per diluted share, an increase of $3.4 million, or 46%, compared to $7.4 million, or $1.10 per basic share and $0.92 per diluted share.

SECOND QUARTER 2023 MAJOR ACCOMPLISHMENTS

1.	Highest quarterly revenues since inception.
2.	Highest quarterly pre-tax net income since inception.
3.	Record cash, cash equivalents and short-term investments balance.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the second quarter ended June 30, 2023, as well as provide a business update on Semler Scientific’s strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10179834/f9b1852ee8. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Statements of Income

Unaudited

(In thousands of U.S. Dollars, except share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022

Revenues	$18,605	$14,828	$36,811	$28,845
Operating expenses:
Cost of revenues	1,219	963	2,488	1,932
Engineering and product development	1,762	1,074	3,392	2,200
Sales and marketing	4,985	4,201	10,177	8,878
General and administrative	3,459	3,412	7,318	6,715
Total operating expenses	11,425	9,650	23,375	19,725
Income from operations	7,180	5,178	13,436	9,120
Interest income	597	13	1,080	14
Change in fair value of notes held for investment	(111)	—	(217)	—
Other income, net	486	13	863	14
Pre-tax net income	7,666	5,191	14,299	9,134
Income tax provision	1,787	1,117	3,451	1,700
Net income	$5,879	$4,074	$10,848	$7,434
Net income per share, basic	$0.88	$0.60	$1.62	$1.10
Weighted average number of shares used in computing basic net income per share	6,707,341	6,761,050	6,704,306	6,769,552
Net income per share, diluted	$0.75	$0.51	$1.38	$0.92
Weighted average number of shares used in computing diluted net income per share	7,867,001	8,029,302	7,887,584	8,071,509

Semler Scientific, Inc.

Balance Sheets

Unaudited

(In thousands of U.S. Dollars, except share and per share data)

	June 30,	December 31,
	2023	2022

Assets
Current Assets:
Cash and cash equivalents	$39,495	$23,014
Short-term investments	12,330	20,073
Trade accounts receivable, net of reserves of $154 and $109, respectively	6,032	3,884
Inventory, net	476	469
Prepaid expenses and other current assets	2,418	1,468
Total current assets	60,751	48,908
Assets for lease, net	2,891	2,478
Property and equipment, net	796	667
Long-term investments	821	821
Notes held for investment (includes measured at fair value of $3,962 and $3,679, respectively)	4,962	4,679
Other non-current assets	2,736	2,842
Long-term deferred tax assets	2,505	2,298
Total assets	$75,462	$62,693

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$509	$835
Accrued expenses	8,243	4,748
Deferred revenue	1,188	1,160
Other short-term liabilities	143	114
Total current liabilities	10,083	6,857

Long-term liabilities:
Other long-term liabilities	116	160
Total long-term liabilities	116	160
Commitments and contingencies (Note 14)
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 6,923,446, and 6,906,544 shares issued, and 6,709,024 and 6,692,122 shares outstanding (treasury shares of 214,422 and 214,422), respectively	7	7
Additional paid-in capital	15,188	16,449
Retained earnings	50,068	39,220

Total stockholders’ equity	65,263	55,676

Total liabilities and stockholders’ equity	$75,462	$62,693

Semler Scientific, Inc.

Statements of Cash Flows

Unaudited

(In thousands of U.S. Dollars)

	Six months ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,848	$7,434

Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation	279	309
Deferred tax income	(207)	(160)
Loss on disposal of assets for lease	114	215
Allowance for credit losses	92	38
Change in fair value of notes held for investment	217	—
Gain on short-term investments	(237)	—
Stock-based compensation	860	676
Changes in Operating Assets and Liabilities:
Trade accounts receivable	(2,240)	(1,962)
Inventory	(7)	26
Prepaid expenses and other current assets	(950)	1,276
Other non-current assets	106	(1,960)
Accounts payable	(326)	20
Accrued expenses	3,495	1,800
Other current and non-current liabilities	13	20
Net Cash Provided by Operating Activities	12,057	7,732

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(260)	(258)
Purchase of notes held for investment	(500)	(1,179)
Proceeds from maturities of short-term investments	57,707	—
Purchase of short-term investments	(49,728)	—
Purchase of assets for lease	(674)	(600)
Net Cash Provided by (Used in) Investing Activities	6,545	(2,037)

CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net settlement of equity awards	(172)	(114)
Common stock warrants acquired	(1,949)	—
Treasury stock acquired	—	(2,945)
Proceeds from exercise of stock options	—	72
Net Cash Used in Financing Activities	(2,121)	(2,987)
INCREASE IN CASH	16,481	2,708
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	23,014	37,323
CASH AND CASH EQUIVALENTS, END OF PERIOD	$39,495	$40,031

About Semler Scientific, Inc.:

Semler Scientific, Inc. develops, manufactures and markets innovative products and services that assist in evaluating and treating chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo® test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD) and heart dysfunction (HD). QuantaFlo® is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). In addition, Semler Scientific has an agreement with Mellitus Health, Inc. (Mellitus) to exclusively market and distribute Insulin Insights™, an FDA cleared software product that recommends optimal insulin dosing for diabetic patients in the United States, including Puerto Rico. Semler Scientific has a minority investment in Mellitus, as well as Monarch Medical Technologies LLC, a privately held company whose product EndoTool® offers a technological solution for inpatient glycemic management. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “believe,” “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include express or implied statements regarding developing business in heart dysfunction and diabetes; continued testing of asymptomatic patients; and the benefits of early identification of at-risk patients; among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, including the risk of changes in the reimbursement landscape for its customers including related to the recent CMS rate announcement; whether or not it will be able to successfully expand its product offering, including into heart dysfunction and diabetes; whether or not QuantaFlo® can successfully aid in the diagnosis of heart dysfunction; along with those risk factors detailed in Semler Scientific’s filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Renae Cormier

Chief Financial Officer

ir@semlerscientific.com

SOURCE: Semler Scientific, Inc.

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